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                                                                      EXHIBIT 33




FOR IMMEDIATE RELEASE

For more information, contact:

Mark Harnett, MacKenzie Partners, Inc. Information Agent, 212-929-5877 Felicia Vonella, Dewe Rogerson Inc. at 212-688-6840
Robert M. Burton, Director of Corporate Communications, The U.S. Shoe Corporation, 513-527-7471



           LUXOTTICA GROUP SPA AND THE UNITED STATES SHOE CORPORATION
              ANNOUNCE AGREEMENT IN PRINCIPLE AT $28.00 PER SHARE



(New York, New York, Milan, Italy, Cincinnati, Ohio, April 16, 1995) - Luxottica Group S.p.A. (NYSE:LUX) and The United States Shoe Corporation (NYSE:USR) today announced that they had reached an agreement in principle for the acquisition by Luxottica of U.S. Shoe for $28.00 per share in cash. The transaction would be subject to the approval of the Board of Directors of each company and the execution and delivery of definitive merger documentation on terms and conditions mutually satisfactory to each party. The acquisition, however, would not be subject to a financing condition.